Calculation of Filing Fee Tables
S-8
PAR TECHNOLOGY CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $.02 par value per share	Other	1,900,000	$ 52.50	$ 99,750,000.00	0.0001476	$ 14,723.10
Total Offering Amounts:						$ 99,750,000.00		$ 14,723.10
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 14,723.10
Offering Note
[1]	FN1 to "Fee Calculation Rule": Fee calculated in accordance with Rules 457(c) and (h) under the Securities Act of 1933 ("the Securities Act"). FN2 to "Amount Registered": Represents additional shares of Registrant's Common Stock that may be issued under the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan (the "Plan"). Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall cover any additional shares or Registrant's Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction. FN3 to "Proposed Maximum Offering Price Per Unit" and "Maximum Aggregate Offering Price": Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange on August 15, 2024. FN4 to "Amount of Registration Fee": Rounded to the nearest cent.